Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-265777) of Permianville Royalty Trust of our report dated March 22, 2024, with respect to the financial statements of Permianville Royalty Trust, included in this Annual Report (Form 10-K) for the years ended December 31, 2023 and 2022.

/s/ Weaver and Tidwell, L.L.P.
Weaver and Tidwell, L.L.P.
Houston, Texas
March 22, 2024